Exhibit 99.1

SWIFT TRANSPORTATION COMPANY
2012 EMPLOYEE STOCK PURCHASE PLAN

1.         Purpose.  The purpose of the Plan is to provide Employees of Swift and certain Participating Subsidiaries with an opportunity to purchase Common Stock of Swift through accumulated payroll deductions in order to increase their identification with Swift’s goals and secure a proprietary interest in Swift’s success.  Swift intends to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code.  Accordingly, the provisions of the Plan shall be construed in a manner consistent with the requirements of Section 423 of the Code and the regulations issued thereunder.  Capitalized terms used in the Plan shall have the meanings set forth in Section 2.

2.         Definitions.

(a)          “Board” shall mean the Board of Directors of Swift or a committee of the Board as appointed by the Board from time to time.

(b)          “Code” shall mean the Internal Revenue Code of 1986, as such is amended from time to time, and any reference to a section of the Code shall include any successor provision of the Code.

(c)          “Common Stock” shall mean Swift’s Class A common stock, par value $0.001 per share, or any securities into which such Common Stock may be converted in the future.

(d)          “Company” shall mean Swift and its Participating Subsidiaries, collectively.

(e)          “Compensation” shall mean the gross cash compensation (including straight time wages, salary, commission, bonuses, and overtime earnings) paid by Swift or a Participating Subsidiary to a Participant in accordance with the terms of his or her employment, but excluding all expense allowances, Swift or Participating Subsidiary contributions to profit sharing plans, extraordinary compensation, and any compensation paid in a form other than cash.

(f)           “Designation of Beneficiary” shall mean a written or electronic designation of beneficiary form or process in such form, content, and process (including via an online process) as may be adopted from time to time by the Company or its designated agent or third party administrator for the purpose of enabling a Participant to designate one or more beneficiary(ies) who is/are to receive any shares of Common Stock and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death.

(g)          “Employee” shall mean any individual who is an employee of Swift or a Participating Subsidiary for federal income tax withholding purposes.  For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by Swift or a Participating Subsidiary.  Individuals classified as independent contractors, consultants, advisers, or non-employee members of the Board are not considered “Employees.”

Exhibit 99.1

(h)          “Enrollment Date” shall mean the first Trading Day of each Offering Period.

(i)           “Enrollment Form” shall mean a written or electronic enrollment form or process (including an online process) authorizing payroll deductions in such form and content as may be adopted from time to time by the Company or its designated agent or third party administrator for the purpose of enrolling eligible Employees as Participants in the Plan.

(j)           “Fair Market Value” shall mean, on a given date of determination (e.g., an Enrollment Date or Purchase Date, as the case may be), the value of Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange (not including an automated quotation system), its Fair Market Value shall be the closing sales price for a share of the Common Stock (or the closing bid, if no sales were reported) on the date of determination as quoted on such exchange on which the Common Stock has the highest average trading volume, as reported in The Wall Street Journal or such other source as the Board deems reliable, or (ii) if the Common Stock is listed on a national market system and the highest average trading volume of the Common Stock occurs through that system, the Fair Market Value shall be the average of the high and the low selling prices reported on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, or (iii) if the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean average of the closing bid and asked prices for the Common Stock on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, or, (iv) in the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

(k)          “New Purchase Date” is defined in Section 18(b) and 18(c), as the case may be.

(l)           “Offering Period” initially shall mean each three-month period that begins and ends on January 1 through March 31, April 1 through June 30, July 1 through September 30, or October 1 through December 31, or such other period or periods as the Board may establish from time to time as set forth in Section 4, provided that if the first and/or last day of an Offering Period begins or ends (as applicable) on a day that is not a Trading Day, then (i) the first day of the Offering Period will begin on the immediately following Trading Day, and/or (ii) the last day of the Offering Period will end on the immediately preceding Trading Day.

(m)         “Participant” shall mean an eligible Employee who has elected to participate in the Plan by completing and submitting an Enrollment Form as provided in Section 5.

(n)          “Participating Subsidiary” shall mean a Subsidiary that has been designated by the Board (as set forth in Section 13(a)(iv)) as eligible to participate in the Plan with respect to its Employees.

(o)          “Plan” shall mean this 2012 Employee Stock Purchase Plan.

Exhibit 99.1

(p)          “Purchase Date” shall mean the last Trading Day of each Offering Period.

(q)          “Purchase Price” shall mean the price per share at which Participants will purchase shares of Common Stock in a given Offering Period, which initially shall be 95% of the Fair Market Value of a share of Common Stock on the Purchase Date of such Offering Period.  The Board may establish a different Purchase Price from time to time as set forth in Section 4.

(r)           “Purchase Right” shall mean a Participant’s right to purchase shares of Common Stock under the Plan.

(s)           “Reserves” shall mean the number of shares of Common Stock covered by each Purchase Right under the Plan that has not yet been exercised and the number of shares of Common Stock that have been authorized for issuance under the Plan but not yet placed under Purchase Rights or purchased upon the exercise of Purchase Rights.

(t)           “Swift” shall mean Swift Transportation Company, a Delaware corporation.

(u)          “Subsidiary” shall mean any entity treated as a corporation (other than Swift) in an unbroken chain of corporations beginning with Swift, within the meaning of Code Section 424(f), whether or not such corporation exists as of the effective date of the Plan or is hereafter organized or acquired by Swift or a Subsidiary.

(v)          “Trading Day” shall mean a day on which national stock exchanges are open for trading.

3.         Eligibility.

(a)          Participation in the Plan is voluntary and is limited to Employees of Swift or of any Participating Subsidiary designated by the Board as eligible to participate in the Plan (as set forth in Section 13(a)(iv)) who meet the otherwise applicable requirements of the Plan.  Subject to limitations imposed by Section 423(b) of the Code, each Employee who has been employed by Swift or a Participating Subsidiary for at least 90 days prior to an Enrollment Date shall be eligible to participate in the Plan for the Offering Period beginning on that Enrollment Date, provided that the Board, in its discretion, may allow “prior service credit” for persons who become Employees as a result of (i) the acquisition of an existing business entity by Swift or any Participating Subsidiary or (ii) the hiring of one or more new Employees as a result of the acquisition of new business operations by Swift or any Participating Subsidiary.  Notwithstanding the foregoing, Employees who are citizens or residents of a foreign jurisdiction (without regard to whether they are citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) will not be permitted to participate in the Plan if (A) the grant of a Purchase Right under the Plan to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (B) compliance with the laws of the foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code.

(b)          Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted a Purchase Right under the Plan (i) to the extent that, immediately after the

Exhibit 99.1

grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of Swift or of any Subsidiary and/or hold outstanding rights to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of Swift or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of Swift and its Subsidiaries accrues at a rate that exceeds $25,000 worth of Common Stock (determined at the Fair Market Value of the shares at the time such Purchase Right is granted) for each calendar year in which such Purchase Right is outstanding at any time.

4.         Changes in Offering Periods and Purchase Price.   The duration and timing of Offering Periods may be changed or modified from time to time by the Board in its sole discretion, provided that in no event may an Offering Period exceed 27 months. The Purchase Price may be changed or modified from time to time by the Board in its sole discretion, provided that in no event may the Purchase Price for any Offering Period be less than the lower of (i) 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date of such Offering Period, or (ii) 85% of the Fair Market Value of a share of Common Stock on the Purchase Date of such Offering Period.

5.         Participation.  An eligible Employee may become a Participant in the Plan by completing and submitting to the Company (or its agent or a third party administrator as may be designated by the Company from time to time) an Enrollment Form prior to the applicable Enrollment Date.  Payroll deductions for a Participant shall commence on the first payroll period end date following the beginning of such Offering Period and shall end on the last payroll processing date in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant.

6.         Payroll Deductions.

(a)          At the time a Participant submits his or her Enrollment Form, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding 15% of the Compensation that he or she receives on each pay day during the Offering Period, and the aggregate of the payroll deductions during the Offering Period shall not exceed 15% of the Participant’s Compensation during the Offering Period.

(b)          All payroll deductions made for a Participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only.  A Participant may not make any additional payments into such account.

(c)          A Participant may discontinue his or her participation in the Plan or may increase or decrease the rate of his or her payroll deductions during the Offering Period by completing and submitting to the Company (or its designated agent or third party administrator) a new Enrollment Form authorizing a change in the payroll deduction rate.  The change in rate shall be effective as soon as administratively practicable after the Company’s (or its designated agent’s or third party administrator’s) receipt of the new Enrollment Form.  The amount withheld for a specific payroll period will be based on the rate in effect on the payroll processing date.  A Participant’s Enrollment Form shall remain in effect for successive Offering Periods unless changed or terminated by such Participant.

Exhibit 99.1

(d)          Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b) of the Code and Section 3(b) of the Plan for a given calendar year, the Company may decrease a Participant’s payroll deductions to zero percent (0%) at any time during an Offering Period that is scheduled to end during such current calendar year.  In such a case, payroll deductions shall recommence at the rate provided in such Participant’s Enrollment Form at the beginning of the first Offering Period that is scheduled to end in the following calendar year, unless otherwise changed or terminated by the Participant.

(e)          On each Purchase Date or at the time the Participant sells or otherwise disposes of some or all of Common Stock issued under the Plan, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the purchase or disposition of shares of Common Stock.  At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the Participant.

7.         Grant of Purchase Right.  On the Enrollment Date of each Offering Period, each Participant in such Offering Period shall be granted the right to purchase on the Purchase Date for such Offering Period, at the applicable Purchase Price, up to a number of shares of Common Stock determined by dividing such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date by the applicable Purchase Price; provided that in no event shall a Participant be permitted to purchase more than a number of shares determined by dividing $6,250 by the Fair Market Value of a share of Common Stock on the Enrollment Date of such Offering Period, and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 18.  The Board may increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock a Participant may purchase during each Offering Period prior to the beginning of such Offering Period.  Exercise of the Purchase Right shall occur as provided in Section 8.

8.         Automatic Purchase.

(a)          Unless a Participant withdraws from the Plan as provided in Section 10, the Participant’s right to purchase Common Stock shall be exercised automatically on the Purchase Date and the maximum number of whole shares subject to such Purchase Right shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account.  Fractional shares may not be purchased, and the funds attributable to any fractional share shall remain in the Participant’s account and be carried over to the next Offering Period unless the Participant withdraws from the Plan as provided in Section 10, in which case the cash shall be returned to the Participant.  Any other monies left over in a Participant’s account after the Purchase Date shall be returned to the Participant.

(b)          If the Board determines that, on a given Purchase Date, the number of shares with respect to which Purchase Rights are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Purchase Date, the Board, in its sole discretion, may provide that Swift shall make a pro

Exhibit 99.1

rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising rights to purchase Common Stock on such Purchase Date, and terminate any or all Offering Periods then in effect pursuant to Section 19.  Swift may make a pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by Swift’s stockholders subsequent to such Enrollment Date.

9.         Delivery.  As soon as practicable after the exercise of a Purchase Right, Swift shall deliver or cause to have delivered to the Participant a record of the Common Stock purchased and the balance of any amount of payroll deductions credited to the Participant’s account not used for the purchase, except as specified below.  The Board may permit or require that shares be deposited directly with a broker designated by the Board or to a designated agent of the Company, and the Board may utilize electronic or automated methods of share transfer.  The Board may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares.  Swift or its Participating Subsidiary shall retain the amount of payroll deductions used to purchase Common Stock as full payment for the Common Stock and the Common Stock shall then be fully paid and non-assessable.

10.       Withdrawal.

(a)          A Participant may withdraw all, but not less than all, of the payroll deductions credited to his or her account and not yet used to exercise his or her Purchase Right under the Plan at any time by completing and submitting to the Company (or its designated agent or third party administrator) a written or electronic withdrawal form in such form, content, and process (including via an online process) as may be adopted from time to time by the Company or its designated agent or third party administrator for the purpose of enabling Participants to withdraw from the Plan.  Promptly after receipt by the Company (or its designated agent or third party administrator) of a Participant’s withdrawal notice, all of the Participant’s payroll deductions credited to his or her account will be paid to the Participant, the Participant’s Purchase Right for the then-current Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the then-current Offering Period.  If a Participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of any succeeding Offering Period unless the Participant completes and submits to the Company (or its designated agent or third party administrator) a new Enrollment Form in accordance with Section 5.

(b)          Upon termination of a Participant’s employment relationship for any reason, the payroll deductions credited to the Participant’s account during the Offering Period but not yet used to exercise the Purchase Right will be returned to the Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and the Participant’s Purchase Rights will be automatically terminated.

(c)          A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted

Exhibit 99.1

by Swift or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

11.       Interest.  No interest shall accrue on or be credited to the payroll deductions of a Participant in the Plan.

12.       Stock. Subject to adjustment (a) as set forth in the following sentence or (b) upon changes in capitalization of Swift as provided in Section 18, the maximum number of shares of Common Stock that shall be made available for sale under the Plan initially shall be 2,000,000 shares.  Beginning with Swift’s fiscal year ending December 31, 2013 and thereafter, the maximum number of shares of Common Stock that shall be made available for sale under the Plan shall be increased, but not decreased, so that the maximum number of shares shall not exceed the greater of (i) 2,000,000 shares or (ii) 1% of the number of issued and outstanding shares of Common Stock as of the last day of the immediately preceding fiscal year.  Shares of Common Stock subject to the Plan may be newly issued shares or treasury shares.  If and to the extent that any Purchase Right is not exercised for any reason, or if any Purchase Right terminates as provided herein, the shares that have not been so purchased shall again become available for the purposes of the Plan, unless the Plan has been terminated.  If, on a given Purchase Date, the number of shares with respect to which Purchase Rights are to be exercised exceeds the number of shares then available under the Plan, Swift shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as is practicable and as the Board determines is equitable.  No Participant shall have any voting, dividend, or other stockholder rights with respect to shares subject to any Purchase Right granted under the Plan until the shares subject to the Purchase Right have been purchased and delivered to the Participant as provided in Section 9.  Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant or in the name of the Participant and such other person as may be designated by the Participant.

13.       Administration.

(a)          The Plan shall be administered by the Board.  The Board shall have full and exclusive discretionary authority (i) to construe, interpret, and apply the terms of the Plan, (ii) to prescribe, amend, and rescind rules and regulations relating to the Plan, (iii) to determine eligibility of Employees to participate in the Plan, (iv) to designate, from time to time (whether before or after the stockholders of Swift approve the Plan) and in its sole discretion, which Participating Subsidiaries shall be eligible to participate in the Plan, (v) to correct any defect or rectify any omission in the Plan, (vi) to adjudicate all disputed claims filed under the Plan or to reconcile any inconsistency in the Plan and any Purchase Right granted under the Plan, and (vii) to make all other determinations necessary or advisable for the administration of the Plan.  Every finding, decision, and determination made by the Board shall, to the full extent permitted by law, be final and binding upon all persons.  The Board, in its discretion, may request advice or assistance and may delegate the authority and responsibility for the day-to-day administrative or ministerial tasks of the Plan to a benefits representative, third party administrator, or other qualified agent, including a brokerage firm or other third party engaged for such purpose.

(b)          In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Company, members of the Board shall be

Exhibit 99.1

indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any right granted under the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by Swift) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to Swift, in writing, the opportunity at its own expense to handle and defend the same.

14.       Designation of Beneficiary.  With respect to shares of Common Stock purchased by a Participant pursuant to the Plan and held in an account maintained by Swift (or its designated agent or third party administrator) on the Participant’s behalf, the Participant may be permitted to submit to the Company (or its designated agent or third party administrator) a Designation of Beneficiary in order to designate (a) one or more beneficiary(ies) who is/are to receive any shares of Common Stock and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to the end of an Offering Period but prior to delivery to him or her of such shares and cash, and (b) one or more beneficiary(ies) who is/are to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to the Purchase Date of an Offering Period.  If a Participant is married and any designated beneficiary is not the spouse, then, to the extent required by local law, consent of the Participant’s spouse shall be required for such designation to be effective.  The Participant (and if required under the preceding sentence, his or her spouse) may change any designated beneficiary at any time by submitting a new Designation of Beneficiary.  Subject to local legal requirements, in the event of a Participant’s death, Swift (or its designated agent or third party administrator) shall deliver any shares of Common Stock and/or cash to the designated beneficiary.  Subject to local law, in the event of the death of a Participant and in the absence of a beneficiary validly designated who is living at the time of such Participant’s death, Swift (or its designated agent or third party administrator) shall deliver such shares of Common Stock and/or cash to the executor or administrator of the estate of the Participant or, if no such executor or administrator has been appointed (to the knowledge of Swift), Swift, in its sole discretion, may deliver (or cause its designated agent or third party administrator to deliver) such shares of Common Stock and/or cash to the Participant’s spouse or to any one or more dependents or relatives of the Participant or, if no spouse, dependent or relative is known to Swift, then to such other person as Swift may reasonably determine.  The provisions of this Section 14 shall in no event require Swift (or its designated agent or third party administrator) to violate local law, and Swift (or its designated agent or third party administrator) shall be entitled to take whatever action it reasonably concludes is desirable or appropriate in order to transfer the assets allocated to a deceased Participant’s account in compliance with local law.

15.       Transferability.  Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of a Purchase Right or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution or as provided in Section 14) by the Participant.  Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the

Exhibit 99.1

Company may treat such an act as an election to withdraw funds from an Offering Period in accordance with Section 10.

16.       Use of Funds.  All payroll deductions received or held by the Company under the Plan may be used by the Company, prior to and after the relevant Purchase Date, for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions.

17.       Reports.  Individual accounts shall be maintained for each Participant in the Plan by the Company or by the Company’s designated agent or third party administrator.  Statements of account shall be given to participating Employees at least annually by the Company or by its designated agent or third party administrator in accordance with procedures approved by the Company.  Such statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased, and the remaining cash balance, if any.

18.       Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger, or Asset Sale.

(a)          Changes in Capitalization.  Subject to any required action by the stockholders of Swift, the Reserves, the maximum number of shares each Participant may purchase in each Offering Period pursuant to Section 7, as well as the price per share and the number of shares of Common Stock covered by each Purchase Right under the Plan that has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by Swift; provided, however, that conversion of any convertible securities of Swift shall not be deemed to have been “effected without receipt of consideration.”  Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding, and conclusive.  Except as expressly provided herein, no issuance by Swift of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to a Purchase Right.

(b)          Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of Swift, the Offering Period then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board.  The New Purchase Date shall be before the date of Swift’s proposed dissolution or liquidation.  The Board shall notify each Participant in writing, at least ten (10) business days prior to the New Purchase Date, that the Purchase Date for the Participant’s Purchase Right has been changed to the New Purchase Date and that the Participant’s Purchase Right shall be exercised automatically on the New Purchase Date unless the Participant has withdrawn from the Offering Period prior to that date (or such earlier date as may be established by the Board for withdrawing).

(c)          Merger or Asset Sale.  In the event of a proposed sale of all or substantially all of the assets of Swift, or the merger of Swift with or into another corporation,

Exhibit 99.1

each outstanding Purchase Right shall be assumed or an equivalent Purchase Right substituted by the successor entity or a parent or subsidiary of the successor entity.  In the event that the successor entity refuses to assume or substitute for the Purchase Right, any Offering Periods then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”) and any Offering Periods then in progress shall end on the New Purchase Date.  The New Purchase Date shall be before the date of Swift’s proposed sale or merger.  The Board shall notify each Participant in writing, at least ten (10) business days prior to the New Purchase Date, that the Purchase Date for the Participant’s Purchase Right has been changed to the New Purchase Date and that the Participant’s Purchase Right shall be exercised automatically on the New Purchase Date unless the Participant has withdrawn from the Offering Period prior to that date (or such earlier date as may be established by the Board for withdrawing).  For purposes of this Section 18, a Purchase Right granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the Purchase Right confers the right to purchase for each share of Common Stock subject to the Purchase Right immediately prior to the sale of assets or merger the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if the holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received in the sale of assets or merger was not solely common equity of the successor entity or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor entity and the Participant, provide for the consideration to be received upon exercise of the Purchase Right to be solely common equity of the successor entity or its parent equal in fair market value to the per share consideration received by holders of Common Stock in connection with the sale of assets or merger.

(d)          Other Adjustments.  The Board, if it so determines in the exercise of its sole discretion, also may make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding Purchase Right, in the event Swift effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock or in the event of Swift being consolidated with or merged into any other corporation or other entity.

19.       Amendment or Termination.

(a)          The Plan and all rights of Employees hereunder shall terminate on the Purchase Date on which Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase under the Plan.  The Board may at any time and for any reason terminate the Plan or from time to time amend the Plan in such respects as the Board deems advisable.  Except as provided in Section 18, no such termination can affect Purchase Rights previously granted, provided that an Offering Period may be terminated by the Board on any Purchase Date if the Board determines that the termination of the Offering Period or the Plan is in the best interests of Swift and its stockholders.  Except as provided in Section 18 and this Section 19, no amendment may make any change in any Purchase Right theretofore granted that adversely affects the rights of any Participant.  To the extent necessary to comply with Section 423 of the Code (or any successor rules or provisions or any other applicable law, regulations or stock exchange rules), Swift shall obtain stockholder approval of an amendment or termination in such a manner and to such a degree as required.

Exhibit 99.1

Further, the Board may not amend the Plan without prior approval of the stockholders of Swift if the amendment would materially increase the benefits accruing to Participants under the Plan, materially increase the number of shares of Common Stock that may be issued under the Plan, or materially modify the requirements as to eligibility for participation in the Plan.

(b)          Without stockholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Board shall be entitled to change the Offering Periods or Purchase Price, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan or to comply with applicable law, regulations, or stock exchange rules.

(c)          In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

  (i)          altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

  (ii)         shortening any Offering Period so that Offering Period ends on a New Purchase Date, including an Offering Period underway at the time of the Board action; and

  (iii)        changing the method of allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

20.       Special Rules for Foreign Jurisdictions.  The Board may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures that apply to Subsidiaries incorporated or otherwise organized in jurisdictions outside the United States of America.  Without limiting the generality of the foregoing, the Board is specifically authorized to adopt rules and procedures regarding handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures and handling of stock certificates that vary with local requirements; provided, however, that if such varying provisions are not in accordance with the provisions of Section 423(b) of the Code, including but not limited to the requirement of Section 423(b)(5) of the Code that all Purchase Rights granted under the Plan shall have the same rights and privileges unless otherwise provided under the Code and the regulations promulgated thereunder, then the individuals affected by such varying provisions shall be deemed to be participating under a sub-plan and not

Exhibit 99.1

in the Plan.  The Board also may adopt sub-plans applicable to particular Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code and shall be deemed to be outside the scope of Section 423 of the Code unless the terms of the sub-plan provide to the contrary.  The rules of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 7, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan.  The Board shall not be required to obtain the approval of the stockholders of Swift prior to the adoption, amendment or termination of any sub-plan unless required by the laws of the foreign jurisdiction in which Employees participating in the sub-plan are located.

21.       Notices.  All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.       Conditions Upon Issuance of Shares.

(a)          No Purchase Right granted under the Plan may be exercised to any extent unless the issuance of shares of Common Stock pursuant to such Purchase Right is covered by an effective registration statement pursuant to the Securities Act of 1933, as amended, and the Plan is in material compliance with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, applicable state and foreign securities laws, and the listing or trading requirements of any stock exchange or trading market upon which shares of Common Stock may then be listed, subject to the approval of counsel for the Company with respect to such compliance.  If on any Purchase Date in any Offering Period hereunder, shares of Common Stock are not so registered or listed or the Plan is not in such compliance, the Purchase Rights granted under the Plan that are not in material compliance shall not be exercised on such Purchase Date and the Purchase Date shall be delayed until the shares issuable under the Plan are subject to such an effective registration statement and listing or trading requirements and the Plan is subject to such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Enrollment Date relating to such Offering Period.  If, on the Purchase Date of any Offering Period under the Plan (as delayed to the maximum extent permissible), the shares of Common Stock are not registered or listed or the Plan is not in such compliance, Purchase Rights granted under the Plan that are not in material compliance shall not be exercised and all payroll deductions accumulated during the Offering Period (reduced to the extent, if any, that such deductions have been used to acquire shares of Common Stock) shall be returned to the Participants, without interest.  The provisions of this Section 22 shall comply with the requirements of Section 423(b)(5) of the Code to the extent applicable.

(b)          As a condition to the exercise of a Purchase Right, the Company may require the person exercising such Purchase Right to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any applicable provisions of law.  Additionally, the Company may require that (i) shares acquired through the Plan be held by the Participant for a minimum period

Exhibit 99.1

of time before such shares may be transferred, and (ii) the Participant give written notice to the Company if the Participant sells or otherwise makes a disposition (within the meaning of Section 423 of the Code) of any of the Common Stock acquired under the Plan prior to the later of (i) two years from the date of grant of the Purchase Right with respect to such shares, and (ii) one year from the Purchase Date with respect to such shares.  The notice shall include the Participant’s name, the Purchase Price, exercise date, the number of shares of Common Stock disposed of, and the date of disposition.

(c)          The Company may require a legend setting forth any applicable transfer restrictions to be stamped or otherwise written on the certificates of shares purchased through the Plan.

23.       No Guaranty of Employment.  The Plan does not constitute an employment contract.  Nothing in the Plan shall in any way alter the “at will” nature of a Participant’s employment or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of Swift or a Participating Subsidiary, any obligation on the part of Swift or a Participating Subsidiary to continue the employment of a Participant, or any limitation on the right of Swift or a Participating Subsidiary to discharge any Participant or other Employee at any time, for any reason or no reason, with or without notice.

24.       Term of Plan.  The Plan shall become effective on July 1, 2012, or on such other date as may be determined by the Board in its sole discretion, but no Purchase Rights shall be exercised unless and until the Plan has been approved by the stockholders of Swift within twelve (12) months before or after the date the Plan is adopted by the Board.  The Plan shall continue in effect until the earliest of (i) the date there are no shares of Common Stock remaining available for purchase under the Plan, or (ii) such date as is determined by the Board in its discretion.